Pioneer Disciplined
                        Growth Fund

--------------------------------------------------------------------------------
                        Annual Report | August 31, 2012
--------------------------------------------------------------------------------

                        Ticker Symbols:

                        Class A    SRSGX
                        Class C    PRGCX
                        Class Y    PRGYX

                        [LOGO] PIONEER
                               Investments(R)
                      visit us: us.pioneerinvestments.com

Table of Contents

Letter to Shareowners                                                         2

Portfolio Management Discussion                                               4

Portfolio Summary                                                             8

Prices and Distributions                                                      9

Performance Update                                                           10

Comparing Ongoing Fund Expenses                                              13

Schedule of Investments                                                      15

Financial Statements                                                         20

Notes to Financial Statements                                                27

Report of Independent Registered Public Accounting Firm                      34

Trustees, Officers and Service Providers                                     36

                     Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 1

President's Letter

Dear Shareowner,

The U.S. economy showed signs of an economic slowdown in the second quarter, reflecting higher savings by consumers and reduced spending by corporations, in large part due to concerns about both the U.S. outlook and the deteriorating situation in Europe. Some 40% - 45% of U.S. corporate earnings come from overseas, with a large portion of that from Europe. While large U.S. corporations generally remain in excellent financial health - cash, borrowing capacity, and margins are all strong - they are holding back on hiring and investments due to concerns about Europe, China, and U.S. regulations, fiscal policies, taxes, and politics. Many investors share those concerns, and are maintaining a cautious approach to the markets.

Despite this tough backdrop, the markets had a surprisingly strong first half of 2012. The Standard & Poor's 500 Index returned 9.5% over the six months ended June 30, 2012. In the U.S. bond markets, interest rates generally declined, with riskier sectors faring the best. The broad bond market, as measured by the Barclays Capital Aggregate Bond Index, returned 2.4% during the same six-month period, while the high-yield bond market, as measured by the Bank of America Merrill Lynch High Yield Master II Index, returned 7.1%.

Given the major macroeconomic and political issues facing the markets in the second half of the year, we certainly expect continuing volatility. But we also see some positive economic data that give us hope for better news in the second half of 2012. While the unemployment rate remains unacceptably high at over 8%, employment and incomes continue to trend upward. Lower oil prices have acted like an effective tax cut for consumers. Home construction, sales, and refinancings have increased, and auto sales are holding up as well.

At Pioneer, we have long advocated the benefits of staying diversified* and investing for the long term. The strategy has generally performed well for many investors. Our advice, as always, is to work closely with a trusted financial advisor to discuss your goals and work together to develop an investment strategy that meets your individual needs. There is no single best strategy that works for every investor.

* Diversification does not assure a profit or protect against loss in a declining market.

2 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

Pioneer's investment professionals focus on finding good opportunities in both equity and bond markets using the same disciplined investment approach we have used since 1928. Our strategy is to identify undervalued individual securities with the greatest potential for success, carefully weighing risk against reward. Our teams of investment professionals continually monitor and analyze the relative valuations of different sectors and securities globally to help build portfolios that we believe can help you achieve your investment goals.

We invite you to learn more about Pioneer and our time-tested approach to investing by consulting with your financial advisor or visiting us online at us.pioneerinvestments.com. We greatly appreciate your trust in us, and we thank you for investing with Pioneer.

Sincerely,

/s/ Daniel K. Kingsbury

Daniel K. Kingsbury
President and CEO
Pioneer Investment Management USA, Inc.

Any information in this shareowner report regarding market or economic trends or the factors influencing the Fund's historical or future performance are statements of opinion as of the date of this report. These statements should not be relied upon for any other purposes. Past performance is no guarantee of future results, and there is no guarantee that market forecasts discussed will be realized.

                     Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 3

Portfolio Management Discussion | 8/31/12

   In the following interview, Paul Cloonan discusses the investment environment for growth stocks and the performance of Pioneer Disciplined Growth Fund in that environment during the 12 months ended August 31, 2012. Mr. Cloonan, Co-Head of Equity Research, U.S., at Pioneer; Ashesh Savla, senior quantitative research analyst at Pioneer; and Carol Lintz, fundamental research analyst at Pioneer, are responsible for the day-to-day management of the Fund.

Q Growth stocks, as measured by the Russell 1000 Growth Index, performed very well during the 12-month period ended August 31, 2012. What would you say were the main reasons for the strong performance of the asset class during the 12-month period?

A Despite rather sluggish economic growth in the U.S. and in many other countries, U.S. equity markets delivered strong returns over the 12-month period ended August 31, 2012. Investors became more interested in equities during the period due to their valuations relative to other asset classes. Investors also became less risk-averse while pursuing the potential for higher returns in equity markets. The Russell 1000 Growth Index (the Russell Index), the Fund's benchmark, advanced by 17.37% during the 12-month period, led by information technology, and by the shares of Apple in particular. Apple gained 73% during the period, as the company continued to enjoy tremendous success in mobile devices, with products such as the iPad and iPhone achieving industry-leading growth and profitability.

   Outside of information technology, there were a number of other sectors that experienced positive trends and strong equity returns during the 12-month period. Media stocks also were in favor, as the demand for television advertising remained solid and media companies demonstrated pricing power in the sale of their content through both traditional distributors (cable and satellite TV operators) as well as online distributors, such as Netflix and Amazon.com. Biotechnology stocks also were an area of strong returns during the period, as promising pipelines for new drug development attracted investors. The biotech industry also has been active with mergers and acquisitions (M&As), as larger pharmaceutical companies have been seeking growth opportunities to offset revenue declines from "patent cliffs" (that is, the expiration of drug patents, which open up the companies to competition from generic pharmaceutical manufacturers).

4 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

Q How did the Fund perform in that environment during the 12 months ended August 31, 2012?

A Pioneer Disciplined Growth Fund's Class A shares returned 17.46% at net asset value during the 12 months ended August 31, 2012, while the Fund's benchmark, the Russell Index, returned 17.37%. During the same period, the average return of the 717 mutual funds in Lipper's Large-Cap Growth Funds category was 14.09%.

Q The Fund performed in line with the Russell Index during the 12 months ended August 31, 2012. What were the main drivers of the Fund's benchmark-relative performance during the period?

A The Fund's stock selection results in the media, financials and semiconductor groups performed well relative to the benchmark during the 12-month period, while stock selection in materials and retailing underperformed the benchmark. The Fund realized strong returns from media positions such as Comcast, Walt Disney and CBS during the period. In information technology, the Fund's performance, like that of the Russell Index, also benefited from Apple's success during the 12-month period, as the company continues to be the largest holding in the Fund's portfolio. In the outperforming biotech industry, the Fund's position in Alexion Pharmaceuticals was a particularly strong performer, increasing by 85% during the period.

Q What other individual security selections contributed to the Fund's performance relative to the Russell Index during the 12 months ended August 31, 2012?

A As noted previously, the Fund's media positions contributed to benchmark-relative performance. In media, Comcast was a top contributor to Fund performance as the company continued to deliver solid growth in free cash flow, driven by growth in its broadband data services. Comcast has improved the quality of its network and is pursuing growth in additional markets, such as data and phone services for small- and medium-sized businesses.

   In financials, the Fund's holding in Discover Financial Services delivered better-than-expected earnings as the company's credit quality continued to improve while consumer spending increased. Discover's capital position remains strong, and that has enabled the company to return cash to shareholders through share buybacks as well as dividends.

                     Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 5

   In semiconductors, the Fund's holding in ASML performed well during the period as the company extended its technology lead over its competition, and spending on lithography equipment in general continued to be strong. ASML is the global leader in lithography equipment used in the production of semiconductors and, as a critical enabler of continued innovation in semiconductor manufacturing, the company is in a unique position. The company's position was further validated when Intel, a major customer of ASML, recently committed $4 billion to ASML via a $3 billion equity investment in the company, along with a $1 billion contribution to ASML's technology development spread over the next five years.

Q What individual security selections or investment decisions were disappointments for the Fund during the 12 months ended August 31, 2012?

A In materials, the Fund's holding in Freeport-McMoRan Copper & Gold underperformed the benchmark Russell Index, as investors developed concerns that slowing growth in the emerging markets, particularly China, may depress demand for commodities such as copper. In addition, Freeport-McMoRan had experienced some company-specific issues during the period, such as a strike by workers at one of the company's major mines. We have retained the Fund's position in Freeport-McMoRan, however, as we believe that the stock's valuation has been more than discounted to account for the slowdown in the emerging markets and that the company still has attractive assets, with low cost production.

   In retailing, our sale of Amazon.com had a negative impact on the Fund's relative performance. The Fund previously had held a position in Amazon, but we sold the position when it appeared to us that management's heavy investment in future growth opportunities may significantly depress the company's profit margins for an extended period. In periods subsequent to our sale, however, Amazon's stock rebounded somewhat as revenue trends improved.

Q  What is your outlook?

A We remain optimistic about the prospects for U.S. equities, although macro issues such as the U.S. fiscal debate, the sovereign-debt crisis in Europe, and slowing growth in China may remain headwinds for the equity market in the near term. We believe our optimism on the longer-term outlook for equities is supported by attractive equity valuations relative to other asset classes, and our assumption that the U.S. economy will continue to grow. In addition, corporate balance sheets and cash flow are strong, which may lead to increased M&A activity, share repurchases and dividend increases.

6 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

   In managing the Fund, we will continue to focus our efforts on stock-picking, which we believe is the Fund's key competitive advantage and primary performance driver. Our approach to stock-picking emphasizes bottom-up, fundamental analysis. We believe our approach is durable and repeatable, and can deliver reasonable investment results across the business cycle and in a variety of market conditions.

Please refer to the Schedule of Investments on pages 15-19 for a full listing of Fund securities.

Investing in foreign and/or emerging markets securities involves risks relating to interest rates, currency exchange rates, economic, and political conditions.

At times, the Fund's investments may represent industries or industry sectors that are interrelated or have common risks, making it more susceptible to any economic, political, or regulatory developments or other risks affecting those industries and sectors.

These risks may increase share price volatility.

Any information in this shareholder report regarding market or economic trends or the factors influencing the Fund's historical or future performance are statements of opinion as of the date of this report. These opinions should not be relied upon for any other purposes. Past performance is no guarantee of future results, and there is no guarantee that market forecasts discussed will be realized.

                     Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 7

Portfolio Summary | 8/31/12

Portfolio Diversification
--------------------------------------------------------------------------------
(As a percentage of total investment portfolio)

[THE FOLLOWING DATA WAS REPRESENTED AS A PIE CHART IN THE PRINTED MATERIAL]

U.S. Common Stocks                                                        91.5%
International Common Stocks                                                4.3%
Depositary Receipts for International Stocks                               2.3%
Exchange Traded Fund                                                       1.9%

Sector Distribution
--------------------------------------------------------------------------------
(As a percentage of equity holdings)

[THE FOLLOWING DATA WAS REPRESENTED AS A PIE CHART IN THE PRINTED MATERIAL]

Information Technology                                                    31.9%
Consumer Discretionary                                                    15.0%
Consumer Staples                                                          13.0%
Industrials                                                               12.7%
Health Care                                                               12.6%
Financials                                                                 5.1%
Energy                                                                     4.9%
Materials                                                                  4.8%

10 Largest Holdings
--------------------------------------------------------------------------------
(As a percentage of equity holdings)*

1.    Apple, Inc.                                                          6.98%
--------------------------------------------------------------------------------
2.    Microsoft Corp.                                                      5.51
--------------------------------------------------------------------------------
3.    Philip Morris International, Inc.                                    4.65
--------------------------------------------------------------------------------
4.    Google, Inc.                                                         4.10
--------------------------------------------------------------------------------
5.    Oracle Corp.                                                         3.53
--------------------------------------------------------------------------------
6.    QUALCOMM, Inc.                                                       3.33
--------------------------------------------------------------------------------
7.    Starbucks Corp.                                                      2.79
--------------------------------------------------------------------------------
8.    United Technologies Corp.                                            2.72
--------------------------------------------------------------------------------
9.    The Walt Disney Co.                                                  2.52
--------------------------------------------------------------------------------
10.   Comcast Corp.                                                        2.48
--------------------------------------------------------------------------------

* This list excludes temporary cash investments and derivative instruments. The portfolio is actively managed, and current holdings may be different. The holdings listed should not be considered recommendations to buy or sell any securities listed.

8 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

Prices and Distributions | 8/31/12

Net Asset Value per Share
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
           Class                          8/31/12             8/31/11
--------------------------------------------------------------------------------
             A                            $10.39              $9.67
--------------------------------------------------------------------------------
             C                            $10.11              $9.48
--------------------------------------------------------------------------------
             Y                            $10.47              $9.73
--------------------------------------------------------------------------------

Distributions per Share: 9/1/11-8/31/12
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            Net
                        Investment       Short-Term          Long-Term
             Class        Income       Capital Gains       Capital Gains
--------------------------------------------------------------------------------
               A         $0.0319          $0.2368             $0.5434
--------------------------------------------------------------------------------
               C         $    --          $0.2368             $0.5434
--------------------------------------------------------------------------------
               Y         $0.0575          $0.2368             $0.5434
--------------------------------------------------------------------------------

The Russell 1000 Growth Index measures the performance of large-cap U.S. growth stocks. Index returns assume reinvestment of dividends and, unlike Fund returns, do not reflect any fees, expenses or sales charges. It is not possible to invest directly in an index.

The index defined here pertains to the "Value of $10,000 Investment" and "Value of $5 Million Investment" charts on pages 10-12.

                     Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 9

Performance Update | 8/31/12                                      Class A Shares

Investment Returns
--------------------------------------------------------------------------------
The mountain chart on the right shows the change in value of a $10,000 investment made in Pioneer Disciplined Growth Fund at public offering price, compared to that of the Russell 1000 Growth Index.

Average Annual Total Returns
(As of August 31, 2012)
--------------------------------------------------------------------------------
                                               Net Asset        Public Offering
Period                                         Value (NAV)      Price (POP)
--------------------------------------------------------------------------------
Life-of-Class
12/15/2005                                      5.57%            4.64%
5 Years                                         3.20             1.98
1 Year                                         17.46            10.70
--------------------------------------------------------------------------------

Expense Ratio
(Per prospectus dated December 31, 2011)
--------------------------------------------------------------------------------
                                               Gross            Net
--------------------------------------------------------------------------------
                                               1.52%            1.25%
--------------------------------------------------------------------------------

[THE FOLLOWING DATA WAS REPRESENTED AS A MOUNTAIN CHART IN THE PRINTED MATERIAL]

Value of $10,000 Investment

                         Pioneer Disciplined    Russell 1000
                         Growth Fund            Growth Index
12/31/2005               $   9,425              $   10,000
8/31/2006                $    9,779             $   10,022
8/31/2007                $   11,803             $   11,796
8/31/2008                $   10,619             $   10,998
8/31/2009                $    9,170             $    9,154
8/31/2010                $    9,672             $    9,717
8/31/2011                $   11,763             $   12,045
8/31/2012                $   13,817             $   14,137

Call 1-800-225-6292 or visit us.pioneerinvestments.com for the most recent month-end performance results. Current performance may be lower or higher than the performance data quoted.

The performance data quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, and shares, when redeemed, may be worth more or less than their original cost.

NAV results represent the percent change in net asset value per share. Returns would have been lower had sales charges been reflected. POP returns reflect deduction of maximum 5.75% sales charge. All results are historical and assume the reinvestment of dividends and capital gains. Other share classes are available for which performance and expenses will differ.

Performance results reflect any applicable expense waivers in effect during the periods shown. Without such waivers Fund performance would be lower. Waivers may not be in effect for all funds. Certain fee waivers are contractual through a specified period. Otherwise, fee waivers can be rescinded at any time. See the prospectus and financial statements for more information.

The net expense ratio reflects the contractual expense limitation currently in effect through January 1, 2014, for Class A shares. There can be no assurance that Pioneer will extend the expense limitation beyond such time. Please see the prospectus and financial statements for more information.

The performance table and graph do not reflect the deduction of fees and taxes that a shareowner would pay on Fund distributions or the redemption of Fund shares.

10 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

Performance Update | 8/31/12                                      Class C Shares

Investment Returns
--------------------------------------------------------------------------------
The mountain chart on the right shows the change in value of a $10,000 investment made in Pioneer Disciplined Growth Fund, compared to that of the Russell 1000 Growth Index.

Average Annual Total Returns
(As of August 31, 2012)
--------------------------------------------------------------------------------
                                               If               If
Period                                         Held             Redeemed
--------------------------------------------------------------------------------
Life-of-Class
7/16/2008                                      6.29%             6.29%
1 Year                                         16.41            16.41
--------------------------------------------------------------------------------

Expense Ratio
(Per prospectus dated December 31, 2011)
--------------------------------------------------------------------------------
                                               Gross            Net
--------------------------------------------------------------------------------
                                               2.47%            2.15%
--------------------------------------------------------------------------------

[THE FOLLOWING DATA WAS REPRESENTED AS A MOUNTAIN CHART IN THE PRINTED MATERIAL]

Value of $10,000 Investment

                         Pioneer Disciplined    Russell 1000
                         Growth Fund            Growth Index
7/31/2008                $   10,000             $   10,000
8/31/2008                $   10,205             $   10,108
8/31/2009                $    8,741             $    8,414
8/31/2010                $    9,133             $    8,931
8/31/2011                $   11,013             $   11,070
8/31/2012                $   12,820             $   12,993

Call 1-800-225-6292 or visit us.pioneerinvestments.com for the most recent month-end performance results. Current performance may be lower or higher than the performance data quoted.

The performance data quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, and shares, when redeemed, may be worth more or less than their original cost.

Class C shares held for less than one year are also subject to a 1% contingent deferred sales charge (CDSC). "If Held" results represent the percent change in net asset value per share. Returns would have been lower had sales charges been reflected. All results are historical and assume the reinvestment of dividends and capital gains. Other share classes are available for which performance and expenses will differ.

Performance results reflect any applicable expense waivers in effect during the periods shown. Without such waivers Fund performance would be lower. Waivers may not be in effect for all funds. Certain fee waivers are contractual through a specified period. Otherwise, fee waivers can be rescinded at any time. See the prospectus and financial statements for more information.

The net expense ratio reflects the contractual expense limitation currently in effect through January 1, 2014, for Class C shares. There can be no assurance that Pioneer will extend the expense limitation beyond such time. Please see the prospectus and financial statements for more information.

The performance table and graph do not reflect the deduction of fees and taxes that a shareowner would pay on Fund distributions or the redemption of Fund shares.

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 11

Performance Update | 8/31/12                                      Class Y Shares

Investment Returns
--------------------------------------------------------------------------------
The mountain chart on the right shows the change in value of a $5 million investment made in Pioneer Disciplined Growth Fund, compared to that of the Russell 1000 Growth Index.

Average Annual Total Returns
(As of August 31, 2012)
--------------------------------------------------------------------------------
                                               If               If
Period                                         Held             Redeemed
--------------------------------------------------------------------------------
Life-of-Class
12/15/2005                                      5.78%            5.78%
5 Years                                         3.48             3.48
1 Year                                         17.88            17.88
--------------------------------------------------------------------------------

Expense Ratio
(Per prospectus dated December 31, 2011)
--------------------------------------------------------------------------------
                                               Gross            Net
--------------------------------------------------------------------------------
                                               1.00%            0.90%
--------------------------------------------------------------------------------

[THE FOLLOWING DATA WAS REPRESENTED AS A MOUNTAIN CHART IN THE PRINTED MATERIAL]

Value of $5 Million Investment

                         Pioneer Disciplined    Russell 1000
                         Growth Fund            Growth Index
12/31/2                  $  5,000,000           $  5,000,000
8/31/20                  $  5,188,583           $  5,010,842
8/31/20                  $  6,262,229           $  5,897,918
8/31/20                  $  5,634,176           $  5,498,795
8/31/20                  $  4,882,661           $  4,577,221
8/31/20                  $  5,164,657           $  4,858,460
8/31/20                  $  6,304,608           $  6,022,525
8/31/20                  $  7,431,727           $  7,068,475

Call 1-800-225-6292 or visit us.pioneerinvestments.com for the most recent month-end performance results. Current performance may be lower or higher than the performance data quoted.

The performance data quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, and shares, when redeemed, may be worth more or less than their original cost.

The performance shown for Class Y shares for the period prior to the inception of Class Y shares on July 31, 2008, is based on the net asset value performance of the Fund's Class A shares, which has not been restated to reflect any differences in expenses, including Rule 12b-1 fees applicable to Class A shares. Since fees for Class A shares generally are higher than those of Class Y shares, the performance of Class Y shares prior to their inception would have been higher than the performance shown.

Class Y shares are not subject to sales charges and are available for limited groups of eligible investors, including institutional investors. All results are historical and assume the reinvestment of dividends and capital gains. Other share classes are available for which performance and expenses will differ.

Performance results reflect any applicable expense waivers in effect during the periods shown. Without such waivers Fund performance would be lower. Waivers may not be in effect for all funds. Certain fee waivers are contractual through a specified period. Otherwise, fee waivers can be rescinded at any time. See the prospectus and financial statements for more information.

The net expense ratio reflects the contractual expense limitation currently in effect through January 1, 2014, for Class Y shares. There can be no assurance that Pioneer will extend the expense limitation beyond such time. Please see the prospectus and financial statements for more information.

The performance table and graph do not reflect the deduction of fees and taxes that a shareowner would pay on Fund distributions or the redemption of Fund shares.

12 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

Comparing Ongoing Fund Expenses

As a shareowner in the Fund, you incur two types of costs:

(1) ongoing costs, including management fees, distribution and/or service (12b-1) fees, and other Fund expenses; and

(2)   transaction costs, including sales charges (loads) on purchase payments.

This example is intended to help you understand your ongoing expenses (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds. The example is based on an investment of $1,000 at the beginning of the Fund's latest six-month period and held throughout the six months.

Using the Tables
--------------------------------------------------------------------------------
Actual Expenses

The first table below provides information about actual account values and actual expenses. You may use the information in this table, together with the amount you invested, to estimate the expenses that you paid over the period as follows:

(1)   Divide your account value by $1,000 Example:
      an $8,600 account value (divided by) $1,000 = 8.6

(2) Multiply the result in (1) above by the corresponding share class's number in the third row under the heading entitled "Expenses Paid During Period" to estimate the expenses you paid on your account during this period.

Expenses Paid on a $1,000 Investment in Pioneer Disciplined Growth Fund

Based on actual returns from March 1, 2012, through August 31, 2012.

--------------------------------------------------------------------------------
Share Class                              A              C                Y
--------------------------------------------------------------------------------
Beginning Account                    $1,000.00      $1,000.00        $1,000.00
Value on 3/1/12
--------------------------------------------------------------------------------
Ending Account                       $1,026.75      $1,022.22        $1,028.53
Value (after expenses)
on 8/31/12
--------------------------------------------------------------------------------
Expenses Paid                            $6.37         $10.93            $4.59
During Period*
--------------------------------------------------------------------------------

* Expenses are equal to the Fund's annualized expense ratio of 1.25%, 2.15% and 0.90% for Class A, Class C, and Class Y shares, respectively, multiplied by the average account value over the period, multiplied by 184/366 (to reflect the one-half year period).

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 13

Hypothetical Example for Comparison Purposes

The table below provides information about hypothetical account values and hypothetical expenses based on the Fund's actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund's actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period.

You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the tables are meant to highlight your ongoing costs only and do not reflect any transaction costs, such as sales charges (loads), or redemption fees that are charged at the time of the transaction. Therefore, the table below is useful in comparing ongoing costs only and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Expenses Paid on a $1,000 Investment in Pioneer Disciplined Growth Fund

Based on a hypothetical 5% return per year before expenses, reflecting the period from March 1, 2012, through August 31, 2012.

--------------------------------------------------------------------------------
Share Class                               A             C                Y
--------------------------------------------------------------------------------
Beginning Account                    $1,000.00      $1,000.00        $1,000.00
Value on 3/1/12
--------------------------------------------------------------------------------
Ending Account                       $1,018.85      $1,014.33        $1,020.61
Value (after expenses)
on 8/31/12
--------------------------------------------------------------------------------
Expenses Paid                            $6.34         $10.89            $4.57
During Period*
--------------------------------------------------------------------------------

* Expenses are equal to the Fund's annualized expense ratio of 1.25%, 2.15% and 0.90% for Class A, Class C, and Class Y shares, respectively, multiplied by the average account value over the period, multiplied by 184/366 (to reflect the one-half year period).

14 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

Schedule of Investments | 8/31/12

--------------------------------------------------------------------------------
Shares                                                              Value
--------------------------------------------------------------------------------
             COMMON STOCKS -- 97.7%
             ENERGY -- 5.0%
             Oil & Gas Drilling -- 0.9%
     7,900   Ensco Plc                                              $    453,223
--------------------------------------------------------------------------------
             Oil & Gas Equipment & Services -- 1.7%
    10,300   National Oilwell Varco, Inc.                           $    811,640
--------------------------------------------------------------------------------
             Integrated Oil & Gas -- 1.4%
     8,000   Occidental Petroleum Corp.                             $    680,080
--------------------------------------------------------------------------------
             Oil & Gas Exploration & Production -- 1.0%
    18,300   Marathon Oil Corp.                                     $    509,106
                                                                    ------------
             Total Energy                                           $  2,454,049
--------------------------------------------------------------------------------
             MATERIALS -- 4.4%
             Fertilizers & Agricultural Chemicals -- 1.5%
    12,900   The Mosaic Co.                                         $    747,039
--------------------------------------------------------------------------------
             Specialty Chemicals -- 1.0%
     7,800   Ecolab, Inc.                                           $    499,434
--------------------------------------------------------------------------------
             Diversified Metals & Mining -- 1.9%
    25,500   Freeport-McMoRan Copper & Gold, Inc.                   $    920,805
                                                                    ------------
             Total Materials                                        $  2,167,278
--------------------------------------------------------------------------------
             CAPITAL GOODS -- 11.2%
             Aerospace & Defense -- 2.7%
    16,719   United Technologies Corp.                              $  1,335,012
--------------------------------------------------------------------------------
             Construction & Engineering -- 1.1%
    20,300   KBR, Inc.                                              $    549,927
--------------------------------------------------------------------------------
             Industrial Conglomerates -- 2.4%
    12,900   3M Co.                                                 $  1,194,540
--------------------------------------------------------------------------------
             Construction & Farm Machinery & Heavy Trucks -- 2.2%
    11,300   Cummins, Inc.                                          $  1,097,343
--------------------------------------------------------------------------------
             Industrial Machinery -- 2.8%
    17,500   Ingersoll-Rand Plc                                     $    818,300
     8,600   SPX Corp.                                                   549,540
                                                                    ------------
                                                                    $  1,367,840
                                                                    ------------
             Total Capital Goods                                    $  5,544,662
--------------------------------------------------------------------------------
             TRANSPORTATION -- 1.5%
             Air Freight & Logistics -- 1.5%
    10,100   United Parcel Service, Inc. (Class B)                  $    745,481
                                                                    ------------
             Total Transportation                                   $    745,481
--------------------------------------------------------------------------------
             CONSUMER SERVICES -- 5.6%
             Hotels, Resorts & Cruise Lines -- 1.3%
    17,500   Marriott International, Inc.                           $    659,400
--------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 15

--------------------------------------------------------------------------------
Shares                                                              Value
--------------------------------------------------------------------------------
             Restaurants -- 4.3%
     2,600   Chipotle Mexican Grill, Inc.*                          $    750,464
    27,600   Starbucks Corp.                                           1,369,236
                                                                    ------------
                                                                    $  2,119,700
                                                                    ------------
             Total Consumer Services                                $  2,779,100
--------------------------------------------------------------------------------
             MEDIA -- 6.3%
             Broadcasting -- 1.4%
    19,000   CBS Corp. (Class B)                                    $    690,460
--------------------------------------------------------------------------------
             Cable & Satellite -- 2.4%
    36,300   Comcast Corp.                                          $  1,217,139
--------------------------------------------------------------------------------
             Movies & Entertainment -- 2.5%
    25,000   The Walt Disney Co.                                    $  1,236,750
                                                                    ------------
             Total Media                                            $  3,144,349
--------------------------------------------------------------------------------
             RETAILING -- 3.0%
             Department Stores -- 1.1%
    12,900   Macy's, Inc.                                           $    519,999
--------------------------------------------------------------------------------
             Home Improvement Retail -- 1.9%
    17,000   The Home Depot, Inc.                                   $    964,750
                                                                    ------------
             Total Retailing                                        $  1,484,749
--------------------------------------------------------------------------------
             FOOD & STAPLES RETAILING -- 3.9%
             Drug Retail -- 2.0%
    21,400   CVS Caremark Corp.                                     $    974,770
--------------------------------------------------------------------------------
             Food Retail -- 1.9%
     9,700   Whole Foods Market, Inc.                               $    938,475
                                                                    ------------
             Total Food & Staples Retailing                         $  1,913,245
--------------------------------------------------------------------------------
             FOOD, BEVERAGE & TOBACCO -- 7.6%
             Soft Drinks -- 1.8%
     6,300   Fomento Economico Mexicano SAB de CV (A.D.R.)          $    532,350
     5,800   Monster Beverage Corp.*                                     341,794
                                                                    ------------
                                                                    $    874,144
--------------------------------------------------------------------------------
             Packaged Foods & Meats -- 1.2%
     8,100   The Hershey Co.                                        $    581,742
--------------------------------------------------------------------------------
             Tobacco -- 4.6%
    25,600   Philip Morris International, Inc.                      $  2,286,080
                                                                    ------------
             Total Food, Beverage & Tobacco                         $  3,741,966
--------------------------------------------------------------------------------
             HOUSEHOLD & PERSONAL PRODUCTS -- 1.5%
             Personal Products -- 1.5%
    12,400   The Estee Lauder Companies, Inc.                       $    743,380
                                                                    ------------
             Total Household & Personal Products                    $    743,380
--------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

16 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

--------------------------------------------------------------------------------
Shares                                                              Value
--------------------------------------------------------------------------------
             HEALTH CARE EQUIPMENT & SERVICES -- 5.8%
             Health Care Equipment -- 3.0%
    10,600   Baxter International, Inc.                             $    622,008
    15,700   Covidien Plc                                                879,985
                                                                    ------------
                                                                    $  1,501,993
--------------------------------------------------------------------------------
             Health Care Services -- 1.1%
     9,000   Express Scripts Holding Co.*                           $    563,580
--------------------------------------------------------------------------------
             Managed Health Care -- 1.7%
    21,500   Aetna, Inc.                                            $    825,815
                                                                    ------------
             Total Health Care Equipment & Services                 $  2,891,388
--------------------------------------------------------------------------------
             PHARMACEUTICALS, BIOTECHNOLOGY & LIFE SCIENCES -- 6.7%
             Biotechnology -- 4.3%
     5,972   Alexion Pharmaceuticals, Inc.*                         $    640,258
    11,900   Celgene Corp.*                                              857,276
    10,500   Gilead Sciences, Inc.*                                      605,745
                                                                    ------------
                                                                    $  2,103,279
--------------------------------------------------------------------------------
             Pharmaceuticals -- 2.4%
     5,300   Allergan, Inc.                                         $    456,489
    11,100   Johnson & Johnson Co.                                       748,473
                                                                    ------------
                                                                    $  1,204,962
                                                                    ------------
             Total Pharmaceuticals, Biotechnology & Life Sciences   $  3,308,241
--------------------------------------------------------------------------------
             DIVERSIFIED FINANCIALS -- 3.3%
             Consumer Finance -- 3.3%
     9,600   Capital One Financial Corp.                            $    542,688
    28,500   Discover Financial Services, Inc.                         1,103,805
                                                                    ------------
                                                                    $  1,646,493
                                                                    ------------
             Total Diversified Financials                           $  1,646,493
--------------------------------------------------------------------------------
             SOFTWARE & SERVICES -- 15.4%
             Internet Software & Services -- 4.9%
     2,945   Google, Inc.*                                          $  2,017,590
    28,300   Yahoo!, Inc.*                                               414,595
                                                                    ------------
                                                                    $  2,432,185
--------------------------------------------------------------------------------
             Application Software -- 1.5%
     9,425   Citrix Systems, Inc.*                                  $    732,228
--------------------------------------------------------------------------------
             Systems Software -- 9.0%
    87,821   Microsoft Corp.                                        $  2,706,643
    54,754   Oracle Corp.                                              1,732,964
                                                                    ------------
                                                                    $  4,439,607
                                                                    ------------
             Total Software & Services                              $  7,604,020
--------------------------------------------------------------------------------
             TECHNOLOGY HARDWARE & EQUIPMENT -- 12.7%
             Communications Equipment -- 3.3%
    26,600   Qualcomm, Inc.                                         $  1,634,836
--------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 17

--------------------------------------------------------------------------------
Shares                                                              Value
--------------------------------------------------------------------------------
             Computer Hardware -- 7.6%
     5,161   Apple, Inc.                                            $  3,433,305
    19,900   Hewlett-Packard Co.                                         335,912
                                                                    ------------
                                                                    $  3,769,217
--------------------------------------------------------------------------------
             Computer Storage & Peripherals -- 1.8%
    20,800   SanDisk Corp.*                                         $    857,376
                                                                    ------------
             Total Technology Hardware & Equipment                  $  6,261,429
--------------------------------------------------------------------------------
             SEMICONDUCTORS & SEMICONDUCTOR EQUIPMENT -- 3.8%
             Semiconductor Equipment -- 1.3%
    10,900   ASML Holding NV (A.D.R.)                               $    618,793
--------------------------------------------------------------------------------
             Semiconductors -- 2.5%
    16,500   Analog Devices, Inc.                                   $    655,710
    17,400   Xilinx, Inc.                                                590,034
                                                                    ------------
                                                                    $  1,245,744
                                                                    ------------
             Total Semiconductors & Semiconductor Equipment         $  1,864,537
--------------------------------------------------------------------------------
             TOTAL COMMON STOCKS
             (Cost $38,621,530)                                     $ 48,294,367
--------------------------------------------------------------------------------
             EXCHANGE TRADED FUND -- 1.7%
    13,200   iShares Dow Jones US Real Estate Index Fund            $    866,316
--------------------------------------------------------------------------------
             TOTAL MUTUAL FUNDS
             (Cost $777,629)                                        $    866,316
--------------------------------------------------------------------------------
             TOTAL INVESTMENT IN SECURITIES -- 99.4%
             (Cost $39,399,159) (a)                                 $ 49,160,683
--------------------------------------------------------------------------------
             OTHER ASSETS & LIABILITIES -- 0.6%                     $    281,951
--------------------------------------------------------------------------------
             TOTAL NET ASSETS -- 100.0%                             $ 49,442,634
================================================================================

*         Non-income producing security.

(A.D.R.)  American Depositary Receipts.

(a) At August 31, 2012, the net unrealized gain on investments based on cost for federal income tax purposes of $39,455,150 was as follows:

           Aggregate gross unrealized gain for all investments in
             which there is an excess of value over tax cost        $10,421,697

           Aggregate gross unrealized loss for all investments in
             which there is an excess of tax cost over value           (716,164)
                                                                    -----------
           Net unrealized gain                                      $ 9,705,533
                                                                    ===========

Purchases and sales of securities (excluding temporary cash investments) for the year ended August 31, 2012 aggregated $37,883,645 and $47,493,679, respectively.

The accompanying notes are an integral part of these financial statements.

18 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

Various inputs are used in determining the value of the Fund's investments. These inputs are summarized in the three broad levels listed below.

   Level 1 - quoted prices in active markets for identical securities
   Level 2 - other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)
   Level 3 - significant unobservable inputs (including the Fund's own assumptions in determining fair value of investments)

Generally, equity securities are categorized as Level 1, fixed income securities and senior loans as Level 2 and securities valued using fair value methods (other than prices supplied by independent pricing services) as Level 3. See Notes to Financial Statements -- Note 1A.

The following is a summary of the inputs used as of August 31, 2012, in valuing the Fund's assets:

--------------------------------------------------------------------------------
                                  Level 1       Level 2    Level 3  Total
--------------------------------------------------------------------------------
Common Stocks                     $48,294,367   $ --       $ --     $48,294,367
Exchange Traded Funds                 866,316     --         --         866,316
--------------------------------------------------------------------------------
Total                             $49,160,683   $ --       $ --     $49,160,683
================================================================================

During the year ended August 31, 2012, there were no transfers between levels.

The accompanying notes are an integral part of these financial statements.

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 19

Statement of Assets and Liabilities | 8/31/12

ASSETS:
   Investment in securities (cost $39,399,159)                     $  49,160,683
   Cash                                                                  410,360
   Receivables --
     Fund shares sold                                                     23,501
     Dividends                                                            70,407
     Due from Pioneer Investment Management, Inc.                         21,832
   Other                                                                  26,303
--------------------------------------------------------------------------------
       Total assets                                                $  49,713,086
--------------------------------------------------------------------------------
LIABILITIES:
   Payables --
     Fund shares repurchased                                       $     202,351
   Due to affiliates                                                      22,768
   Accrued expenses                                                       45,333
--------------------------------------------------------------------------------
       Total liabilities                                           $     270,452
--------------------------------------------------------------------------------
NET ASSETS:
   Paid-in capital                                                 $  38,890,462
   Undistributed net investment income                                   157,394
   Accumulated net realized gain on investments                          633,254
   Net unrealized gain on investments                                  9,761,524
--------------------------------------------------------------------------------
       Total net assets                                            $  49,442,634
================================================================================
NET ASSET VALUE PER SHARE:
(No par value, unlimited number of shares authorized)
   Class A (based on $9,645,572/928,240 shares)                    $       10.39
   Class C (based on $1,500,895/148,501 shares)                    $       10.11
   Class Y (based on $38,296,167/3,657,047 shares)                 $       10.47
MAXIMUM OFFERING PRICE:
   Class A ($10.39 (divided by) 94.25%)                            $       11.02
================================================================================

The accompanying notes are an integral part of these financial statements.

20 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

Statement of Operations

For the Year Ended 8/31/12

INVESTMENT INCOME:
   Dividends                                           $ 795,394
   Interest                                                  447
   Income from securities loaned, net                      2,029
--------------------------------------------------------------------------------
       Total investment income                                     $    797,870
--------------------------------------------------------------------------------
EXPENSES:
   Management fees                                     $ 330,728
   Transfer agent fees
     Class A                                              11,056
     Class C                                               4,075
     Class Y                                                 561
   Distribution fees
     Class A                                              19,011
     Class C                                              13,938
   Shareholder communications expense                      8,372
   Administrative reimbursements                          14,688
   Custodian fees                                          9,163
   Registration fees                                      64,496
   Professional fees                                      45,404
   Printing expense                                       31,268
   Fees and expenses of nonaffiliated Trustees             7,144
   Miscellaneous                                           3,886
--------------------------------------------------------------------------------
     Total expenses                                                $    563,790
     Less fees waived and expenses reimbursed
       by Pioneer Investment Management, Inc.                           (60,619)
--------------------------------------------------------------------------------
     Net expenses                                                  $    503,171
--------------------------------------------------------------------------------
       Net investment income                                       $    294,699
--------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN ON INVESTMENTS:
   Net realized gain on investments                                $    703,573
--------------------------------------------------------------------------------
   Change in net unrealized gain on investments                    $  7,200,202
--------------------------------------------------------------------------------
   Net gain on investments                                         $  7,903,775
--------------------------------------------------------------------------------
   Net increase in net assets resulting from operations            $  8,198,474
================================================================================

The accompanying notes are an integral part of these financial statements.

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 21

Statements of Changes in Net Assets

---------------------------------------------------------------------------------------
                                                           Year Ended     Year Ended
                                                           8/31/12        8/31/11
---------------------------------------------------------------------------------------
FROM OPERATIONS:
Net investment income                                      $    294,699   $    202,061
Net realized gain on investments                                703,573      4,200,771
Change in net unrealized gain on investments                  7,200,202        963,868
---------------------------------------------------------------------------------------
   Net increase in net assets resulting from operations    $  8,198,474   $  5,366,700
---------------------------------------------------------------------------------------
DISTRIBUTIONS TO SHAREOWNERS:
Net investment income:
   Class A ($0.03 and $0.03 per share, respectively)       $    (23,044)  $     (7,817)
   Class Y ($0.06 and $0.06 per share, respectively)           (258,442)      (190,573)
Net realized gain:
   Class A ($0.78 and $1.00 per share, respectively)           (516,639)      (235,344)
   Class C ($0.78 and $1.00 per share, respectively)           (108,354)       (38,263)
   Class Y ($0.78 and $1.00 per share, respectively)         (3,536,089)    (3,283,057)
---------------------------------------------------------------------------------------
       Total distributions to shareowners                  $ (4,442,568)  $ (3,755,054)
---------------------------------------------------------------------------------------
FROM FUND SHARE TRANSACTIONS:
Net proceeds from sale of shares                           $  8,339,303   $ 28,518,570
Reinvestment of distributions                                   599,789        205,430
Cost of shares repurchased                                  (16,320,654)    (8,273,473)
---------------------------------------------------------------------------------------
     Net increase (decrease) in net assets resulting from
       Fund share transactions                             $ (7,381,562)  $ 20,450,527
---------------------------------------------------------------------------------------
     Net increase (decrease) in net assets                 $ (3,625,656)  $ 22,062,173
NET ASSETS:
Beginning of year                                            53,068,290     31,006,117
---------------------------------------------------------------------------------------
End of year                                                $ 49,442,634   $ 53,068,290
---------------------------------------------------------------------------------------
Undistributed net investment income                        $    157,394   $    150,320
=======================================================================================

The accompanying notes are an integral part of these financial statements.

22 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

---------------------------------------------------------------------------------------
                                    '12 Shares  '12 Amount     '11 Shares '11 Amount
---------------------------------------------------------------------------------------
CLASS A
Shares sold                            627,069  $   6,060,165    702,324   $ 7,113,542
Reinvestment of distributions           55,075        481,794     19,998       189,680
Less shares repurchased               (297,530)    (2,887,364)  (287,838)   (2,895,135)
---------------------------------------------------------------------------------------
   Net increase                        384,614  $   3,654,595    434,484   $ 4,408,087
=======================================================================================
CLASS C
Shares sold                             78,384  $     751,628    118,543   $ 1,193,508
Reinvestment of distributions            9,751         83,082      1,359        12,670
Less shares repurchased                (74,968)      (714,111)   (21,370)     (213,978)
---------------------------------------------------------------------------------------
   Net increase                         13,167  $     120,599     98,532   $   992,200
=======================================================================================
CLASS Y
Shares sold                            159,154  $   1,527,510  1,927,826   $20,211,520
Reinvestment of distributions            3,952         34,913        322         3,080
Less shares repurchased             (1,286,217)   (12,719,179)  (502,072)   (5,164,360)
---------------------------------------------------------------------------------------
   Net increase (decrease)          (1,123,111) $ (11,156,756) 1,426,076   $15,050,240
=======================================================================================

The accompanying notes are an integral part of these financial statements.

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 23

Financial Highlights

------------------------------------------------------------------------------------------------------------------------
                                                                      Year     Year       Year      Year       Year
                                                                      Ended    Ended      Ended     Ended      Ended
                                                                      8/31/12  8/31/11    8/31/10   8/31/09    8/31/08
------------------------------------------------------------------------------------------------------------------------
Class A
Net asset value, beginning of period                                  $ 9.67   $  8.82    $ 8.59    $  9.98    $ 12.25
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from investment operations:
   Net investment income (loss)                                       $ 0.02   $ (0.01)   $ 0.03    $  0.02    $  0.02
   Net realized and unrealized gain (loss) on investments               1.51      1.89      0.45      (1.39)     (1.12)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) from investment operations                    $ 1.53   $  1.88    $ 0.48    $ (1.37)   $ (1.10)
------------------------------------------------------------------------------------------------------------------------
Distributions to shareowners:
   Net investment income                                               (0.03)    (0.03)    (0.03)     (0.02)        --
   Net realized gain                                                   (0.78)    (1.00)    (0.22)        --      (1.17)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net asset value                            $ 0.72   $  0.85    $ 0.23    $ (1.39)   $ (2.27)
------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                                        $10.39   $  9.67    $ 8.82    $  8.59    $  9.98
========================================================================================================================
Total return*                                                          17.46%    21.62%     5.48%    (13.64)%   (10.03)%
Ratio of net expenses to average net assets                             1.25%     1.25%     1.25%      1.25%      1.25%
Ratio of net investment income to average net assets                    0.31%     0.18%     0.39%      0.39%      0.22%
Portfolio turnover rate                                                   75%      107%      104%       106%        92%
Net assets, end of period (in thousands)                              $9,646   $ 5,257    $  962    $   667    $   551
Ratios with no waiver of fees and assumption of expenses by the
   Adviser and no reduction for fees paid indirectly:
   Total expenses                                                       1.48%     1.52%     1.66%     10.79%     16.35%
   Net investment income (loss)                                         0.08%    (0.09)%   (0.02)%    (9.15)%   (14.88)%
========================================================================================================================

* Assumes initial investment at net asset value at the beginning of each period, reinvestment of all distributions, the complete redemption of the investment at net asset value at the end of each period and no sales charges. Total return would be reduced if sales charges were taken into account.

The accompanying notes are an integral part of these financial statements.

24 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

------------------------------------------------------------------------------------------------------------------------
                                                                Year        Year       Year       Year       7/17/08 (a)
                                                                Ended       Ended      Ended      Ended      to
                                                                8/31/12     8/31/11    8/31/10    8/31/09    8/31/08
------------------------------------------------------------------------------------------------------------------------
Class C
Net asset value, beginning of period                            $  9.48     $  8.71    $  8.54    $  9.97    $  9.74
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from investment operations:
   Net investment loss                                          $ (0.06)    $ (0.07)   $ (0.05)   $ (0.03)   $  0.00(c)
   Net realized and unrealized gain (loss) on investments          1.47        1.84       0.44      (1.40)      0.23
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) from investment operations              $  1.41     $  1.77    $  0.39    $ (1.43)   $  0.23
------------------------------------------------------------------------------------------------------------------------
Distributions to shareowners:
   Net realized gain                                              (0.78)      (1.00)     (0.22)        --         --
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net asset value                      $  0.63     $  0.77    $  0.17    $ (1.43)   $  0.23
------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                                  $ 10.11     $  9.48    $  8.71    $  8.54    $  9.97
========================================================================================================================
Total return*                                                     16.41%      20.58%      4.49%    (14.34)%     2.36%(b)
Ratio of net expenses to average net assets                        2.15%       2.15%      2.11%      2.15%      1.83%**
Ratio of net investment loss to average net assets                (0.58)%     (0.72)%    (0.48)%    (0.52)%    (0.05)%**
Portfolio turnover rate                                              75%        107%       104%       106%        92%(b)
Net assets, end of period (in thousands)                        $ 1,501     $ 1,283    $   320    $   255    $   256
Ratios with no waiver of fees and assumption of expenses by the
   Adviser and no reduction for fees paid indirectly:
   Total expenses                                                  2.41%       2.47%      2.36%     11.44%     30.50%**
   Net investment loss                                            (0.84)%     (1.04)%    (0.73)%    (9.82)%   (28.72)%**
========================================================================================================================

(a) Class C shares were first publicly offered on July 17, 2008.

(b) Not annualized.

(c) Amount rounds to less than $0.01 per share.

* Assumes initial investment at net asset value at the beginning of each period, reinvestment of all distributions, the complete redemption of the investment at net asset value at the end of each period and no sales charges. Total return would be reduced if sales charges were taken into account.

** Annualized.

The accompanying notes are an integral part of these financial statements.

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 25

------------------------------------------------------------------------------------------------------------------------
                                                                    Year      Year      Year      Year       7/31/08 (a)
                                                                    Ended     Ended     Ended     Ended      to
                                                                    8/31/12   8/31/11   8/31/10   8/31/09    8/31/08
------------------------------------------------------------------------------------------------------------------------
Class Y
Net asset value, beginning of period                                $  9.73   $  8.86   $  8.62   $  9.98    $  9.87
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from investment operations:
   Net investment income                                            $  0.07   $  0.05   $  0.07   $  0.03    $  0.01
   Net realized and unrealized gain (loss) on investments              1.51      1.88      0.43     (1.37)      0.10
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) from investment operations                  $  1.58   $  1.93   $  0.50   $ (1.34)   $  0.11
------------------------------------------------------------------------------------------------------------------------
Distributions to shareowners:
   Net investment income                                              (0.06)    (0.06)    (0.04)    (0.02)      --
   Net realized gain                                                  (0.78)    (1.00)    (0.22)     --         --
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net asset value                          $  0.74   $  0.87   $  0.24   $ (1.36)   $  0.11
------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                                      $ 10.47   $  9.73   $  8.86   $  8.62    $  9.98
========================================================================================================================
Total return*                                                         17.88%    22.07%     5.78%   (13.34)%     1.11%(b)
Ratio of net expenses to average net assets                            0.90%     0.90%     0.90%     0.90%      0.90%**
Ratio of net investment income to average net assets                   0.67%     0.52%     0.72%     0.88%      1.60%**
Portfolio turnover rate                                                  75%      107%      104%      106%        92%(b)
Net assets, end of period (in thousands)                            $38,296   $46,528   $29,723   $28,173    $   253
Ratios with no waiver of fees and assumption of expenses by the
   Adviser and no reduction for fees paid indirectly:
   Total expenses                                                      1.00%     1.00%     1.15%     1.70%     20.69%**
   Net investment income (loss)                                        0.57%     0.42%     0.47%     0.07%    (18.19)%**
========================================================================================================================

(a) Class Y shares were first publicly offered on July 31, 2008.

(b) Not annualized.

* Assumes initial investment at net asset value at the beginning of each period, reinvestment of all distributions and the complete redemption of the investment at net asset value at the end of each period.

** Annualized.

The accompanying notes are an integral part of these financial statements.

26 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

Notes to Financial Statements | 8/31/12

1. Organization and Significant Accounting Policies

Pioneer Disciplined Growth Fund (the Fund) is one of four portfolios comprising Pioneer Series Trust V, a Delaware statutory trust. The Fund is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Fund's investment objective is to seek long-term capital growth.

The Fund offers three classes of shares designated as Class A, Class C and Class Y shares. Class C shares were first publicly offered on July 17, 2008. Class Y shares were first publicly offered on July 31, 2008. Each class of shares represents an interest in the same portfolio of investments of the Fund and has identical rights (based on relative net asset values) to assets and liquidation proceeds. Share classes can bear different rates of class-specific fees and expenses such as transfer agent and distribution fees. Differences in class-specific fees and expenses will result in differences in net investment income and, therefore, the payment of different dividends from net investment income earned by each class. The Amended and Restated Declaration of Trust of the Fund gives the Board the flexibility to specify either per-share voting or dollar-weighted voting when submitting matters for shareholder approval. Under per-share voting, each share of a class of the Fund is entitled to one vote. Under dollar-weighted voting, a shareholder's voting power is determined not by the number of shares owned, but by the dollar value of the shares on the record date. Each share class has exclusive voting rights with respect to matters affecting only that class, including with respect to the distribution plan for that class. There is no distribution plan for Class Y shares.

The Fund's financial statements have been prepared in conformity with U.S. generally accepted accounting principles that require the management of the Fund to, among other things, make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income, expenses and gain or loss on investments during the reporting period. Actual results could differ from those estimates.

The following is a summary of significant accounting policies followed by the Fund in the preparation of its financial statements, which are consistent with those policies generally accepted in the investment company industry:

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 27

A. Security Valuation

   Security transactions are recorded as of trade date. The net asset value of the Fund is computed once daily, on each day the New York Stock Exchange
   (NYSE) is open, as of the close of regular trading on the NYSE. In computing the net asset value, securities that have traded on an exchange are valued at the last sale price on the principal exchange where they are traded. Securities that have not traded on the date of valuation, or securities for which sale prices are not available, generally are valued at the mean between the last bid and asked prices. Short-term fixed income securities with remaining maturities of sixty days or less generally are valued at amortized cost. Money market mutual funds are valued at net asset value.

   Trading in foreign securities is substantially completed each day at various times prior to the close of the NYSE. The values of such securities used in computing the net asset value of the Fund's shares are determined as of such times.

   Securities for which market prices and/or quotations are not readily available or are considered to be unreliable are valued using fair value methods pursuant to procedures adopted by the Board of Trustees. The Fund may use fair value methods if it is determined that a significant event has occurred after the close of the exchange or market on which the security trades and prior to the determination of the Fund's net asset value. Examples of a significant event might include political or economic news, corporate restructurings, natural disasters, terrorist activity or trading halts. Thus, the valuation of the Fund's securities may differ from exchange prices.

   At August 31, 2012, there were no securities that were valued using fair value methods (other than securities that were valued using prices supplied by independent pricing services). Inputs used when applying fair value methods to value a security may include credit ratings, the financial condition of the company, current market conditions and comparable securities.

   Dividend income is recorded on the ex-dividend date except that certain dividends from foreign securities where the ex-dividend date may have passed are recorded as soon as the Fund becomes aware of the ex-dividend data in the exercise of reasonable diligence. Interest income is recorded on the accrual basis. Dividend and interest income are reported net of unrecoverable foreign taxes withheld at the applicable country rates.

   Gains and losses on sales of investments are calculated on the identified cost method for both financial reporting and federal income tax purposes.

28 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

B. Federal Income Taxes

   It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income and net realized capital gains, if any, to its shareowners. Therefore, no federal income tax provision is required. As of August 31, 2012, the Fund did not have any interest and penalties related to unrecognized tax positions, which, if applicable, would be recorded as an income tax expense in the Statement of Operations. Tax years for the prior three fiscal years are subject to examination by federal and state tax authorities.

   The amounts and characterizations of distributions to shareowners for financial reporting purposes are determined in accordance with federal income tax rules. Therefore, the sources of the Fund's distributions may be shown in the accompanying financial statements as from or in excess of net investment income or as from net realized gain on investment transactions, or as from paid-in capital, depending on the type of book/tax differences that may exist.

   At August 31, 2012, the Fund reclassified $6,139 to decrease net investment income and $6,139 to increase accumulated net realized gain on investments to reflect permanent book/tax differences. The reclassification has no impact on the net asset value of the Fund and is designed to present the Fund's capital accounts on a tax basis.

   The tax character of distributions paid during the years ended August 31, 2012 and August 31, 2011 was as follows:

--------------------------------------------------------------------------------
                                                          2012              2011
--------------------------------------------------------------------------------
Distributions paid from:
Ordinary income                                     $1,544,424        $2,691,667
Long-term capital gain                               2,898,144         1,063,387
--------------------------------------------------------------------------------
   Total                                            $4,442,568        $3,755,054
================================================================================

The following shows the components of distributable earnings on a federal income tax-basis at August 31, 2012:

--------------------------------------------------------------------------------
                                                                            2012
--------------------------------------------------------------------------------
Distributable earnings:
Undistributed ordinary income                                     $      157,394
Undistributed long-term gain                                             689,245
Net unrealized gain                                                    9,705,533
--------------------------------------------------------------------------------
   Total                                                          $   10,552,172
================================================================================

The difference between book-basis and tax-basis net unrealized gain is attributable to the tax deferral of losses on wash sales.

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 29

C. Fund Shares

   The Fund records sales and repurchases of its shares as of trade date. Pioneer Funds Distributor, Inc. (PFD), the principal underwriter for the Fund and a wholly owned indirect subsidiary of UniCredit S.p.A. (UniCredit), earned $4,262 in underwriting commissions on the sale of Class A shares during the year ended August 31, 2012.

D. Class Allocations

   Income, common expenses and realized and unrealized gains and losses are calculated at the Fund level and allocated daily to each class of shares based on its respective percentage of adjusted net assets at the beginning of the day.

   Distribution fees are calculated based on the average daily net asset value attributable to Class A and Class C shares of the Fund, respectively (see
   Note 4). Class Y shares do not pay distribution fees. All expenses and fees paid to the transfer agent, Pioneer Investment Management Shareholder Services, Inc. (PIMSS), for its services are allocated among the classes of shares based on the number of accounts in each class and the ratable allocation of related out-of-pocket expenses (see Note 3).

   Distributions to shareowners are recorded as of the ex-dividend date. Distributions paid by the Fund with respect to each class of shares are calculated in the same manner and at the same time, except that net investment income dividends to Class A, Class C, and Class Y shares can reflect different transfer agent and distribution expense rates.

E. Risks

   At times, the Fund's investments may represent industries or industry sectors that are interrelated or have common risks, making the Fund more susceptible to any economic, political, or regulatory developments or other risks affecting those industries and sectors. The Fund's prospectus contains unaudited information regarding the Fund's principal risks. Please refer to that document when considering the Fund's principal risks.

30 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

F. Securities Lending

   The Fund may lend securities in its portfolio to certain broker-dealers or other institutional investors. When entering into a securities loan transaction, the Fund typically receives cash collateral from the borrower equal to at least the value of the securities loaned, which is invested in temporary investments. Credit Suisse AG, New York Branch, as the Fund's securities lending agent, manages the Fund's securities lending collateral. The income earned on the investment of collateral is shared with the borrower and the lending agent in payment of any rebate due to the borrower with respect to the securities loan, and in compensation for the lending agent's services to the Fund. The Fund also continues to receive payments in lieu of dividends or interest on the securities loaned. Gain or loss on the value of the loaned securities that may occur during the term of the loan will be for the account of the Fund. The amount of the collateral is required to be adjusted daily to reflect any price fluctuation in the value of the loaned securities. If the required market value of the collateral is less than the value of the loaned securities, the borrower is required to deliver additional collateral for the account of the Fund prior to the close of business on that day. The Fund has the right, under the lending agreement, to terminate the loan and recover the securities from the borrower with prior notice. The Fund is required to return the cash collateral to the borrower and could suffer a loss if the value of the collateral, as invested, has declined. At August 31, 2012, the Fund had no securities on loan.

2. Management Agreement

Pioneer Investment Management, Inc. (PIM), a wholly owned indirect subsidiary of UniCredit, manages the Fund's portfolio. Management fees are calculated daily at the annual rate of 0.65% of the Fund's average daily net assets up to $1 billion, 0.60% of the next $4 billion and 0.55% on assets over $5 billion. For the year ended August 31, 2012, the effective management fee (excluding waivers and/or assumption of expenses) was equivalent to 0.65% of the Fund's average daily net assets.

PIM has contractually agreed to limit ordinary operating expenses of the Fund to the extent required to reduce Fund expenses to 1.25%, 2.15%, and 0.90% of the average daily net assets attributable to Class A, Class C, and Class Y shares, respectively. Fees waived and expenses reimbursed during the year ended August 31, 2012 are reflected on the Statement of Operations. These expense limitations are in effect through January 1, 2014. There can be no assurance that PIM will extend the expense limitation agreement for a class of shares beyond the date referred to above.

In addition, under the management and administration agreements, certain other services and costs, including accounting, regulatory reporting and insurance premiums, are paid by the Fund as administrative reimbursements.

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 31

Included in "Due to affiliates" reflected on the Statement of Assets and Liabilities is $20,729 in management fees, administrative costs and certain other reimbursements payable to PIM at August 31, 2012.

Effective March 5, 2012, PIM has retained Brown Brothers Harriman & Co. to provide certain sub-administration and accounting services to the Fund.

3. Transfer Agent

PIMSS, a wholly owned indirect subsidiary of UniCredit, provides substantially all transfer agent and shareowner services to the Fund at negotiated rates.

In addition, the Fund reimburses PIMSS for out-of-pocket expenses incurred by PIMSS related to shareholder communications activities such as proxy and statement mailings, outgoing phone calls and omnibus relationship contracts. For the year ended August 31, 2012, such out-of-pocket expenses by class of shares were as follows:

--------------------------------------------------------------------------------
Shareholder Communications:
--------------------------------------------------------------------------------
Class A                                                                   $5,783
Class C                                                                    1,641
Class Y                                                                      948
--------------------------------------------------------------------------------
   Total                                                                  $8,372
================================================================================

Included in "Due to affiliates" reflected on the Statement of Assets and Liabilities is $1,826 in transfer agent fees and out-of-pocket reimbursements payable to PIMSS at August 31, 2012.

4. Distribution Plan

The Fund has adopted a Distribution Plan pursuant to Rule 12b-1 of the Investment Company Act of 1940 with respect to its Class A and Class C shares. Pursuant to the Plan, the Fund pays PFD 0.25% of the average daily net assets attributable to Class A shares as compensation for personal services and/or account maintenance services or distribution services with regard to Class A shares. Pursuant to the Plan, the Fund also pays PFD 1.00% of the average daily net assets attributable to Class C shares. The fee for Class C shares consists of a 0.25% service fee and a 0.75% distribution fee paid as compensation for personal services and/or account maintenance services or distribution services with regard to Class C shares. Included in "Due to affiliates" reflected on the Statement of Assets and Liabilities is $213 in distribution fees payable to PFD at August 31, 2012.

32 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

In addition, redemptions of each class of shares (except Class Y shares) may be subject to a contingent deferred sales charge (CDSC). A CDSC of 1.00% may be imposed on redemptions of certain net asset value purchases of Class A shares within 12 months of purchase. Redemptions of Class C shares within one year of purchase are subject to a CDSC of 1.00%, based on the lower of cost or market value of shares being redeemed. Shares purchased as part of an exchange remain subject to any CDSC that applied to the original purchase of those shares. There is no CDSC for Class Y shares. Proceeds from the CDSCs are paid to PFD. For the year ended August 31, 2012, CDSCs in the amount of $555 were paid to PFD.

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 33

Report of Independent Registered Public Accounting Firm

To the Board of Trustees of Pioneer Series Trust V and
the Shareowners of Pioneer Disciplined Growth Fund:
--------------------------------------------------------------------------------

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Pioneer Disciplined Growth Fund, one of the portfolios constituting Pioneer Series Trust V (the "Trust") as of August 31, 2012 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the periods indicated therein. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Trust's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of August 31, 2012 by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Pioneer Disciplined Growth Fund at August 31, 2012, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the periods indicated therein, in conformity with U.S. generally accepted accounting principles.

                                                 /s/ Ernst & Young LLP

Boston, Massachusetts
October 24, 2012

34 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

ADDITIONAL INFORMATION (unaudited)

For the year ended August 30, 2012, certain dividends paid by the Fund may be subject to a maximum tax rate of 15%, as provided for by the Jobs and Growth Tax Relief Reconciliation Act (the Act) of 2003. The Fund intends to designate up to the maximum amount of such dividends allowable under the Act, as taxed at a maximum rate of 15%. Complete information will be computed and reported in conjunction with your 2011 form 1099-DIV.

The qualifying percentage of the Fund's ordinary income dividends for the purpose of the corporate dividends received deduction was 49.1%.

The percentage of the Fund's ordinary income distributions that is exempt from nonresident alien (NRA) tax withholding resulting from qualified short term gains was 81.38%.


                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 35

Trustees, Officers and Service Providers

Investment Adviser
Pioneer Investment Management, Inc.

Custodian and Sub-Administrator
Brown Brothers Harriman & Co.

Independent Registered Public Accounting Firm
Ernst & Young LLP

Principal Underwriter
Pioneer Funds Distributor, Inc.

Legal Counsel
Bingham McCutchen LLP

Shareowner Services and Transfer Agent
Pioneer Investment Management Shareholder Services, Inc.

Proxy voting policies and procedures of the Fund are available without charge, upon request, by calling our toll free number (1-800-225-6292). Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is publicly available to shareowners at us.pioneerinvestments.com. This information is also available on the Securities and Exchange Commission's web site at www.sec.gov.

Trustees and Officers

The Fund's Trustees and Officers are listed on the following pages, together with their principal occupations during at least the past five years.
Trustees who are interested persons of the Fund within the meaning of the 1940 Act are referred to as Interested Trustees. Trustees who are not interested persons of the Fund are referred to as Independent Trustees. Each of the Trustees serves as a trustee of each of the 56 U.S. registered investment portfolios for which Pioneer serves as investment adviser (the "Pioneer Funds"). The address for all Trustees and all officers of the Fund is 60 State Street, Boston, Massachusetts 02109.

The Statement of Additional Information of the Fund includes additional information about the Trustees and is available, without charge, upon request, by calling 1-800-225-6292.

36 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

Independent Trustees

------------------------------------------------------------------------------------------------------------------------------------
Name, Age and                Term of Office and                                                  Other Directorships
Position Held with the Fund  Length of Service          Principal Occupation                     Held by Trustee
------------------------------------------------------------------------------------------------------------------------------------
Thomas J. Perna (61)         Trustee since 2006.        Chairman and Chief Executive Officer,    Director, Broadridge Financial
Chairman of the Board        Serves until a successor   Quadriserv, Inc. (technology products    Solutions, Inc. (investor
and Trustee                  trustee is elected or      for securities lending industry) (2008   communications and securities
                             earlier retirement or      - present); private investor (2004 -     processing provider for financial
                             removal.                   2008); and Senior Executive Vice         services industry) (2009 -
                                                        President, The Bank of New York          present); Director, Quadriserv,
                                                        (financial and securities services)      (2005 - present); and
                                                        (1986 Inc. - 2004)                       Commissioner, New Jersey State
                                                                                                 Civil Service Commission (2011 -
                                                                                                 present)
------------------------------------------------------------------------------------------------------------------------------------
David R. Bock (68)           Trustee since 2005.        Managing Partner, Federal City Capital   Director of Enterprise Community
Trustee                      Serves until a successor   Advisors (corporate advisory services    Investment, Inc. (privately-held
                             trustee is elected or      company) (1997 - 2004 and 2008 -         affordable housing finance company)
                             earlier retirement or      present); Interim Chief Executive        (1985 - 2010); Director of Oxford
                             removal.                   Officer, Oxford Analytica, Inc.          Analytica, Inc. (2008 - present);
                                                        (privately held research and consulting  Director of The Swiss Helvetia
                                                        company) (2010); Executive Vice          Fund, Inc. (closed-end fund) (2010
                                                        President and Chief Financial Officer,   - present); and Director of New
                                                        I-trax, Inc. (publicly traded health     York Mortgage Trust (publicly
                                                        care services company) (2004 - 2007);    traded mortgage REIT) (2004 -
                                                        and Executive Vice President and Chief   2009, 2012 - present)
                                                        Financial Officer, Pedestal Inc.
                                                        (internet-based mortgage trading
                                                        company) (2000 - 2002)
------------------------------------------------------------------------------------------------------------------------------------

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 37

------------------------------------------------------------------------------------------------------------------------------------
Name, Age and                Term of Office and                                                  Other Directorships
Position Held with the Fund  Length of Service          Principal Occupation                     Held by Trustee
------------------------------------------------------------------------------------------------------------------------------------
Mary K. Bush (64)            Trustee since 2005.        Chairman, Bush International, LLC        Director of Marriott
Trustee                      Serves until a successor   (international financial advisory firm)  International, Inc. 2008 -
                             trustee is elected or      (1991 - present); Senior Managing        present); Director of Discover
                             earlier retirement         Director, Brock Capital Group, LLC       Financial Services (credit card
                             or removal.                (strategic business advisors) (2010 -    issuer and electronic payment
                                                        present); Managing Director, Federal     services) (2007 - present);
                                                        Housing Finance Board (oversight of      Former Director of Briggs &
                                                        Federal Home Loan Bank system) (1989 -   Stratton Co. (engine
                                                        1991); Vice President and Head of        manufacturer) (2004 - 2009);
                                                        International Finance, Federal National  Former Director of UAL
                                                        Mortgage Association (1988 - 1989); U.S. Corporation (airline holding
                                                        Alternate Executive Director,            company) 2006 - 2010); Director
                                                        International Monetary Fund (1984 -      of ManTech International
                                                        1988); Executive Assistant to Deputy     Corporation (national security,
                                                        Secretary of the U.S. Treasury, U.S.     defense, and intelligence
                                                        Treasury Department (1982 - 1984); and   technology firm) (2006 -
                                                        Vice President and Team Leader in        present); Member, Board of
                                                        Corporate Banking, Bankers Trust Co.     Governors, Investment Company
                                                        (1976 - 1982)                            Institute (2007 - present);
                                                                                                 Member, Board of Governors,
                                                                                                 Independent Directors Council
                                                                                                 (2007 - present); Former Director
                                                                                                 of Brady Corporation (2000 -
                                                                                                 2007); Former Director of
                                                                                                 Mortgage Guaranty Insurance
                                                                                                 Corporation (1991 - 2006); Former
                                                                                                 Director of Millennium Chemicals,
                                                                                                 Inc. (commodity chemicals) (2002
                                                                                                 - 2005); Former Director, R.J.
                                                                                                 Reynolds Tobacco Holdings, Inc.
                                                                                                 (tobacco) (1999- 2005); and
                                                                                                 Former Director of Texaco, Inc.
                                                                                                 (1997 - 2001)
------------------------------------------------------------------------------------------------------------------------------------

38 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

------------------------------------------------------------------------------------------------------------------------------------
Name, Age and                Term of Office and                                                  Other Directorships
Position held with the Fund  Length of Service          Principal Occupation                     Held by Trustee
------------------------------------------------------------------------------------------------------------------------------------
Benjamin M. Friedman (67)    Trustee since 2008.        William Joseph Maier Professor of        Trustee, Mellon Institutional
Trustee                      Serves until a successor   Political Economy, Harvard University    Funds Investment Trust and Mellon
                             trustee is elected or      (1972 - present)                         Institutional Funds Master
                             earlier retirement or                                               Portfolio (oversaw 17 portfolios
                             removal.                                                            in fund complex) (1989-2008)
------------------------------------------------------------------------------------------------------------------------------------
Margaret B.W. Graham (65)    Trustee since 2005.        Founding Director, Vice President and    None
Trustee                      Serves until a successor   Corporate Secretary, The Winthrop
                             trustee is elected or      Group, Inc. (consulting firm)
                             earlier retirement or      (1982-present); Desautels Faculty of
                             removal.                   Management, McGill University (1999 -
                                                        present); and Manager of Research
                                                        Operations and Organizational Learning,
                                                        Xerox PARC, Xerox's advance research
                                                        center (1990-1994)
------------------------------------------------------------------------------------------------------------------------------------
Marguerite A. Piret (64)     Trustee since 2005.        President and Chief Executive Officer,   Director of New America High
Trustee                      Serves until a successor   Newbury, Piret & Company, Inc.           Income Fund, Inc. (closed-end
                             trustee is elected or      (investment banking firm) (1981 -        investment company) (2004 -
                             earlier retirement or      present)                                 present); and member, Board of
                             removal.                                                            Governors, Investment Company
                                                                                                 Institute (2000 - 2006)
------------------------------------------------------------------------------------------------------------------------------------
Stephen K. West (83)         Trustee since 2005.        Senior Counsel, Sullivan & Cromwell LLP  Director, The Swiss Helvetia
Trustee                      Serves until a successor   (law firm) (1998 - present); and         Fund, Inc. (closed-end investment
                             trustee is elected or      Partner, Sullivan & Cromwell LLP (prior  company); and Director, Invesco,
                             earlier retirement or      to 1998)                                 Ltd. (formerly AMVESCAP, PLC)
                             removal.                                                            (investment manager) (1997-2005)
------------------------------------------------------------------------------------------------------------------------------------

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 39

Interested Trustees

------------------------------------------------------------------------------------------------------------------------------------
Name, Age and                Term of Office and                                                  Other Directorships
Position held with the Fund  Length of Service          Principal Occupation                     Held by Trustee
------------------------------------------------------------------------------------------------------------------------------------
John F. Cogan, Jr. (86)*     Trustee since 2005.        Non-Executive Chairman and a director    None
Trustee, President and       Serves until a successor   of Pioneer Investment Management USA
Chief Executive Officer      trustee is elected or      Inc.("PIM-USA"); Chairman and a
of the Funds                 earlier retirement or      director of Pioneer; Chairman and
                             removal.                   Director of Pioneer Institutional
                                                        Asset Management,Inc. (since 2006);
                                                        Director of Pioneer Alternative
                                                        Investment Management Limited (Dublin)
                                                        (until October 2011); President and a
                                                        director of Pioneer Alternative
                                                        Investment Management(Bermuda) Limited
                                                        and affiliated funds; Deputy Chairman
                                                        and a director of Pioneer Global Asset
                                                        Management S.p.A.("PGAM") (until April
                                                        2010); Director of Nano-C, Inc. (since
                                                        2003); Director of Cole Management Inc.
                                                        (2004 - 2011); Director of Fiduciary
                                                        Counseling, Inc.(until December 2011);
                                                        President of all of the Pioneer Funds;
                                                        and Retired Partner, Wilmer Cutler
                                                        Pickering Hale and Dorr LLP
------------------------------------------------------------------------------------------------------------------------------------
Daniel K. Kingsbury (53)*    Trustee since 2007.        Director, CEO and President of PIM-USA   None
Trustee and Executive        Serves until a successor   (since February 2007); Director and
Vice President               trustee is elected or      President of Pioneer and Pioneer
                             earlier retirement or      Institutional Asset Management, Inc.
                             removal.                   (since February 2007); Executive Vice
                                                        President of all of the Pioneer Funds
                                                        (since March 2007); Director of PGAM
                                                        (2007 - 2010); Head of New Europe
                                                        Division, PGAM (2000 - 2005); Head of
                                                        New Markets Division, PGAM (2005 - 2007)
------------------------------------------------------------------------------------------------------------------------------------

* Mr. Cogan and Mr. Kingsbury are Interested Trustees because they are officers or directors of the Fund's investment adviser and certain of its affiliates.

40 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

Fund Officers

------------------------------------------------------------------------------------------------------------------------------------
Name, Age and                Term of Office and                                                     Other Directorships
Position held with the Fund  Length of Service             Principal Occupation                     Held by Officer
------------------------------------------------------------------------------------------------------------------------------------
Christopher J. Kelley (47)   Since 2010. Serves at         Vice President and Associate General     None
Secretary                    the discretion of the Board.  Counsel of Pioneer since January 2008 and Secretary of all of the Pioneer
                                                           Funds since June 2010; Assistant
                                                           Secretary of all of the Pioneer Funds
                                                           from September 2003 to May 2010; and
                                                           Vice President and Senior Counsel of
                                                           Pioneer from July 2002 to December 2007
------------------------------------------------------------------------------------------------------------------------------------
Carol B. Hannigan (51)       Since 2010. Serves at         Fund Governance Director of Pioneer      None
Assistant Secretary          the discretion of the Board.  since December 2006 and Assistant
                                                           Secretary of all the Pioneer Funds since
                                                           June 2010; Manager - Fund Governance of
                                                           Pioneer from December 2003 to November
                                                           2006; and Senior Paralegal of Pioneer
                                                           from January 2000 to November 2003
------------------------------------------------------------------------------------------------------------------------------------
Thomas Reyes (49)            Since 2010. Serves at         Counsel of Pioneer since June 2007 and   None
Assistant Secretary          the discretion of the Board.  Assistant Secretary of all the Pioneer
                                                           Funds since June 2010; and Vice
                                                           President and Counsel at State Street
                                                           Bank from October 2004 to June 2007
------------------------------------------------------------------------------------------------------------------------------------
Mark E. Bradley (52)         Since 2008. Serves at         Vice President - Fund Treasury of        None
Treasurer and Chief          the discretion of the Board.  Pioneer; Treasurer of all of the Pioneer
Financial and Accounting                                   Funds since March 2008; Deputy Treasurer
Officer of the Funds                                       of Pioneer from March 2004 to February
                                                           2008; and Assistant Treasurer of all of
                                                           the Pioneer Funds from March 2004 to
                                                           February 2008
------------------------------------------------------------------------------------------------------------------------------------

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 41

------------------------------------------------------------------------------------------------------------------------------------
Name, Age and                Term of Office and                                                     Other Directorships
Position held with the Fund  Length of Service             Principal Occupation                     Held by Officer
------------------------------------------------------------------------------------------------------------------------------------
Luis I. Presutti (47)        Since 2005. Serves at the     Assistant Vice President - Fund Treasury None
Assistant Treasurer          discretion of the Board.      of Pioneer; and Assistant Treasurer of
                                                           all of the Pioneer Funds
------------------------------------------------------------------------------------------------------------------------------------
Gary Sullivan (54)           Since 2005. Serves at the     Fund Accounting Manager - Fund Treasury  None
Assistant Treasurer          discretion of the Board.      of Pioneer; and Assistant Treasurer of
                                                           all of the Pioneer Funds
------------------------------------------------------------------------------------------------------------------------------------
David F. Johnson (32)        Since 2009. Serves at the     Fund Administration Manager - Fund       None
Assistant Treasurer          discretion of the Board.      Treasury of Pioneer since November 2008;
                                                           Assistant Treasurer of all of the
                                                           Pioneer Funds since January 2009; and
                                                           Client Service Manager - Institutional
                                                           Investor Services at State Street Bank
                                                           from March 2003 to March 2007
------------------------------------------------------------------------------------------------------------------------------------
Jean M. Bradley (59)         Since 2010. Serves at the     Chief Compliance Officer of Pioneer and   None
Chief Compliance Officer     discretion of the Board.      of all the Pioneer Funds since March
                                                           2010; Director of Adviser and Portfolio
                                                           Compliance at Pioneer since October
                                                           2005; and Senior Compliance Officer for
                                                           Columbia Management Advisers, Inc. from
                                                           October 2003 to October 2005
------------------------------------------------------------------------------------------------------------------------------------

42 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

                           This page for your notes.

                    Pioneer Disciplined Growth Fund | Annual Report | 8/31/12 43

                           This page for your notes.

44 Pioneer Disciplined Growth Fund | Annual Report | 8/31/12

How to Contact Pioneer

We are pleased to offer a variety of convenient ways for you to contact us for assistance or information.

Call us for:
--------------------------------------------------------------------------------
Account Information, including existing accounts,
new accounts, prospectuses, applications
and service forms                                                 1-800-225-6292

FactFone(SM) for automated fund yields,
prices, account information and transactions                      1-800-225-4321

Retirement plans information                                      1-800-622-0176

Write to us:
--------------------------------------------------------------------------------
PIMSS, Inc.
P.O. Box 55014
Boston, Massachusetts 02205-5014

Our toll-free fax                                                 1-800-225-4240

Our internet e-mail address                   ask.pioneer@pioneerinvestments.com
(for general questions about Pioneer only)

Visit our web site: us.pioneerinvestments.com

This report must be preceded or accompanied by a prospectus.

The Fund files a complete schedule of investments with the Securities and Exchange Commission for the first and third quarters for each fiscal year on Form N-Q. Shareholders may view the filed Form N-Q by visiting the Commission's web site at http://www.sec.gov. The filed form may also be viewed and copied at the Commission's Public Reference Room in Washington, DC. Information regarding the operations of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

[LOGO] PIONEER
       Investment(R)

Pioneer Investment Management, Inc.
60 State Street
Boston, MA 02109
us.pioneerinvestments.com

Securities offered through Pioneer Funds Distributor, Inc.
60 State Street, Boston, MA 02109
Underwriter of Pioneer Mutual Funds, Member SIPC
(c) 2012 Pioneer Investments  19430-06-1012